EXECUTION VERSION        Exhibit 10.5

SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release ("Agreement") is by and between American Realty Capital Properties, Inc., Equity Fund Advisors, Inc., and its parents, subsidiaries, affiliates, agents, successors, assigns and related entities (collectively, the "Employer"), and Michael T. Ezzell ("Employee").

RECITALS

The parties have mutually agreed that it is in their respective best interests to terminate their employment relationship effective as of June 10, 2015 (the “Separation Date”), pursuant to the below terms and conditions. For the avoidance of doubt, the parties have agreed that the Employee has “voluntarily resigned” from any and all of his capacities with the Employer, including from any and all positions held at the non-traded real estate investment trusts managed by the Employer.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals, the accuracy of which are hereby acknowledged by both parties, and the mutual covenants set forth in this Agreement, the parties hereto agree as follows:
1.Payment. As sufficient consideration for this Agreement and the Release set forth in Paragraph 2 hereof, Employee will retain an amount reflecting half of the net amount received, after taxes, of the $350,000 Cash Retention Award (as defined in that certain Retention Bonus Agreement executed on March 26, 2015) which the Employee, in connection with his voluntary resignation from the Employer, would have otherwise been required to repay to Employer in full. Employee hereby agrees that he will return half of the net amount received, after taxes, of the gross $350,000 Cash Retention Award to Employer within 21 days of the Separation Date, reflecting the net amount, after taxes of a gross payment of $175,000, as calculated by the Employer to ensure that the Employee’s taxable exposure to the Cash Retention Award for 2015 is reflected as $175,000. Employee agrees and acknowledges that he is not due any additional base salary after May 31, 2015 and that his retention of half of the Cash Retention Award as contemplated in this Paragraph 1 is in full satisfaction of any base salary due and owing from June 1, 2015 and then on. Employee shall receive full health benefits, consistent with the benefits he received through May 31, 2015, for the month of June 2015. In addition, any unpaid vacation pay that are due and owing to Employee as of the Separation Date (as contemplated and limited by this Paragraph 1), less all lawful withholdings, will be paid to the Employee within 72 hours of the Separation Date.
1.    Release. In exchange for the payment to Employee of the consideration described in Paragraph 1 of this Agreement, Employee hereby fully, forever, irrevocably and unconditionally releases and discharges Employer and its Affiliates, including their past and present officers, directors, members, employees, attorneys, their representatives, and all persons acting by, through, under, or in concert with them (hereinafter collectively referred to as “Releasees”), from any and all claims or damages which Employee has, had, or may have, arising out of any act, event, or omission that relates to, or arises out of, Employee’s employment with Employer or Employee’s separation therefrom, occurring from the beginning of time to the Effective Date of this Agreement, whether now known or unknown, and whether asserted or unasserted. With full understanding of the rights afforded under these laws, Employee agrees not to file any charge, claim or other action against Employer and/or Releasees based upon any alleged violation of these laws and waives any right to assert a claim for relief available under these laws against Employer and/or Releasees including, but not limited to, back pay, front pay, attorneys’ fees, damages, reinstatement, or injunctive relief.
Employer, on behalf of itself and its Affiliates, including their past and present officers, directors, members, employees, attorneys, their representatives, and all persons acting by, through, under, or in concert with them, hereby fully, forever, irrevocably and unconditionally releases and discharges Employee from any and all claims or damages which Employer has, had, or may have, arising out of any act, event, or omission that relates to, or arises out of, Employee’s employment with Employer or Employee’s separation therefrom, occurring from the beginning of time to the Effective Date of this Agreement, whether now known or unknown, and whether asserted or unasserted.

2.    Matters Not Released. The above release does not waive claims: (i) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement; (ii) that may arise after Employee signs this Agreement; or (iii) that cannot be released by private agreement. Nothing in this Agreement prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by any federal, state or local agency charged with the enforcement of any employment laws, although by signing this release Employee is waiving rights to receive any individual damages or other relief based on claims asserted in such a charge or complaint.
3.    Acknowledgements. By signing this Agreement, Employee hereby acknowledges and agrees that he remains subject, in full, to the terms of that certain Employment Covenants Agreement made and entered into with the Company on December 13, 2013, which is attached hereto as Exhibit “1,” and incorporated fully herein. The parties further acknowledge that the term “Agreement” in the Employment Covenants Agreement is deemed to include, and apply to, the terms of this Separation Agreement and General Release.
4.    Cooperation. Employee agrees that up to, from and after the Effective Date, he shall cooperate reasonably with Employer in the defense or prosecution of any claims or actions now in existence or that may be brought or threatened in the future against or on behalf of the Employer, including any claims or actions against its affiliates, officers, directors or employees. Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available (upon reasonable notice and without unreasonably interfering with his other professional obligations) to meet with Employer and its legal or other designated advisors, regarding any matters in which he has been involved; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide truthful affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness to provide truthful testimony in connection with any litigation or other legal proceeding affecting Employer. Employee further agrees that should he be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) regarding matters he knows or reasonably should know to be adverse to Employer, he shall promptly (within a reasonable period of time) notify the General Counsel of Employer, Lauren Goldberg. Employer agrees to reimburse Employee for any reasonable documented expenses incurred in providing such cooperation, including without limitation, reasonable legal fees and costs.
5.    Remedies. The parties acknowledge and agree that a violation on Employee’s part of any covenant in this Agreement will cause such damage to Employer as will be irreparable and damages would be difficult to ascertain. Therefore, as and for liquidated damages, and not as a penalty, it is agreed that Employer shall be entitled to recover from Employee the amount it agreed to pay to Employee pursuant to Paragraph 1 hereof, in addition to any other remedy, whether legal or equitable, or that Employer is otherwise entitled to pursuant to Section 12 of the Employment Covenants Agreement.
6.    Advice of Independent Counsel. Employee acknowledges that he has been afforded the opportunity to consult with an attorney prior to executing this Agreement.
7.    21-Day Review Period. By his signature below, Employee affirms and acknowledges that he has either: been given up to at least 21 days within which to consider entering this Agreement; or waived his right to a 21-day review period.
8.    7-Day Revocation Period. Employee may revoke this Agreement at any time within seven (7) days following Employee’s execution of this Agreement. If Employee wishes to revoke this Agreement within the seven-day period, for such revocation to be effective, he must clearly state his intention to revoke, in a written notice that must be presented by Employee to the Employer’s General Counsel, Lauren Goldberg, within such seven-day period. The parties agree and acknowledge that Employer is not obligated to make any payments pursuant to this Agreement until the seven-day revocation period passes and Employee did not properly revoke this Agreement within that period. This Agreement shall not become effective or enforceable until the foregoing revocation period has expired (the “Effective Date”).
9.    Entire Agreement/Modification. Except for the Employment Covenants Agreement, which is expressly incorporated by reference herein, this Agreement constitutes the sole and entire agreement between the parties hereto, and supersedes any and all understandings and agreements made prior hereto. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing, signed by the parties hereto. It is understood and agreed that the offering of this Agreement by the Employer is not to be construed as an admission of any liability on its part to Employee.

10.     Attorneys’ Fees. In the event of any claim, controversy or dispute arising out of or relating to this Agreement, or the breach thereof, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.
11.     Arbitration. Any dispute, controversy, or claim, whether contractual or non-contractual, between the parties hereto arising directly or indirectly out of or connected with this Agreement, relating to the breach or alleged breach of any representation, warranty, agreement, or covenant under this Agreement, unless mutually settled by the parties hereto, shall be resolved by binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”). Any arbitration shall be conducted by arbitrators on the AAA Employment Panel of Arbitrators and mutually acceptable to Employer and Employee. All such disputes, controversies, or claims shall be conducted by a single arbitrator, unless the dispute involves more than $50,000 in the aggregate in which case the arbitration shall be conducted by a panel of three arbitrators. If the parties hereto are unable to agree on the arbitrator(s), then the AAA shall select the arbitrator(s). The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitration shall be held in Phoenix, Arizona. The arbitrator(s) shall award reasonable attorneys’ fees and costs to the prevailing party.
IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed on this 11th day of June, 2015.

EMPLOYER:

EQUITY FUND ADVISORS, INC.

By:/s/ Thomas W. Roberts
Name: Thomas W. Roberts

Date June 11, 2015

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By: /s/ Lauren Goldberg
Name: Lauren Goldberg
Its: Executive Vice President, General Counsel and Secretary
EMPLOYEE: /s/ Michael T. Ezzell Michael T. Ezzell Date June 11, 2015

Exhibit “1”
(Employment Covenants Agreement)

See Attachment

EMPLOYMENT COVENANTS AGREEMENT
THIS EMPLOYMENT COVENANTS AGREEMENT ("Agreement'') is made and entered into as of the 13th day of December, 2013, by and between American Realty Capital Properties, Inc. (the "Company") and its affiliates (''Company"), and Michael Ezzell ("Employee'').
RECITALS

A. Company engages, either by itself or through persons and/or entities controlled by, controlling or under common control with Company (as the term "control" (and variants thereof) is defined in the Regulations promulgated under the Securities and Exchange Act of 1934, as amended; collectively "Affiliates''), as a licensed real estate broker in the State of Arizona, in the real estate brokerage, sale and development business and also acts as a property manager and, to the extent permitted by law, directly and/or indirectly through licensed entities and/or persons, sells, syndicates and distributes real estate and other securities and interests in partnerships and other entities holding real estate and interests therein. All of the foregoing, together with such other business as may be reasonably related thereto and as conducted by Company in the future, is herein collectively called the "Line of Business."
B. Employee is in the process of being hired or is presently employed by Company as an at-will employee and desires new/continued employment as an Employee of Company, and Company desires to hire/continue to employ Employee.
C. Company and Employee desire to terminate any previous agreements and understandings between them regarding, among other things, confidentiality, non-solicitation, work product, and the Line of Business and intend that their future relationship with respect to such subjects and the other subject matter hereof shall be governed by the terms and conditions of this Agreement
AGREEMENT

NOW, THEREFORE in consideration of the mutual promises and covenants herein contained, of the new or continuing employment of Employee by Company and in reliance upon the representations, warranties and recitals set forth in this Agreement, the parties hereto agree as follows:
1. Restrictive Covenants. The parties acknowledge that in the course of performing his/her duties, Employee will have access to lists and/or identifying information of or relating to all persons and/or entities which have, in the past, invested monies in programs, syndications or other sales of securities or interests in entities holding real property or interests therein sponsored by Company or in which Company was involved (collectively "Investors") and to certain confidential information which is valuable and necessary to Company in the conduct of its business and its goodwill. Employee, in consideration of the compensation to be paid to him/her by Company and in consideration of the new or continuing employment by Company of Employee, expressly promises as follows, which promises shall survive and continue after termination of Employee's employment with Company for any reason, whether the same is terminated by act or omission of the Employee or by act or omission of the Company or otherwise:
Employee shall not, directly or indirectly:

(i)	For the duration of the Time Limit, request any Investors or clients of Company to withdraw curtail or cancel their business with Company;

(ii)
For the duration of the Time Limit, disclose the identity of any Investors or clients of Company to any other person or entity engaged in a business the same as, similar to or in general competition with the Line of Business, to the extent such information is not already public information; or

(iii)
For the duration of the Time Limit, solicit or canvas, or authorize or assist any other person to solicit or canvas, from any Investors or clients of Company, any business which is the same as or similar to the Line of Business. When used in items (i) through (iii) of this paragraph 1, the term "Investors or clients" shall mean and refer to any persons and/or entities which were, at any time prior to the termination of Employee's employment with Company, Investors and/or clients of Company.

(iv)	For the duration of the Time Limit, solicit or encourage any Company employee, on behalf of Employee or for any other person or entity, to leave the Company's employ.
2. Time Limit. As used in this Agreement, the term "Time Limit" shall mean the period of employment of Employee by Company and two (2) years thereafter (irrespective of the time, manner or cause of termination of employment).
3. Confidential Information. As used herein, the term "Confidential Information" shall refer to any confidential, proprietary, commercial or business information of any kind or nature and in any form whatsoever, tangible or intangible, concerning or relating in any way to Company, its Investors, clients or employees. Confidential Information includes, but is not limited to, the following: proprietary information; information relating to methods of doing business; rate and/or price information; technical notes, notebooks or Company records; property information in whatever forms; technical reports; unwritten knowledge and "know how" of the Company; operating instructions; training manuals; production or development processes; production schedules; Investor or client lists; prospective Investor or client lists; sales or listing leads; customer buying records; territory listings; market surveys; marketing plans and concepts; long-range plans; personnel lists; employee information; salary or wage information; financial information or statements; income or earnings information; tax data; and information relating to the sale, acquisition, leasing or management of properties owned or evaluated by the Company.
4. Covenant Against Improper Use or Disclosure. Employee expressly covenants and agrees that he/she will not, at any time during or after the termination of employment with the Company, (regardless of the time, manner or cause of the termination), directly or indirectly, use, reveal, disseminate, divulge, disclose or communicate to any person, firm, corporation or other entity of any kind, in any manner whatsoever, any Confidential Information except as expressly authorized by Company in writing or as an incident of Employee's scope of services undertaken on behalf of Company during the term of Employee's engagement with Company.
5. Company-Related Information. During the course of his/her employment with Company, Employee agrees not to disseminate, distribute or otherwise circulate any Company-Related Information, within or without Company, except as expressly authorized by the Company. "Company-Related Information" means and refers to any information, article, publication or written material which discusses, reflects upon or relates in any way to the pricing, prospects, clients, customers, listings, properties management or any aspect of operation of Company.
6. Return of Records. Upon separation from his/her employment for any reason, Employee will surrender and return to Company all lists, books, drawings, documents and records kept in any form and all copies thereof or in connection with Company's: (1) customers or clients; (2) suppliers; (3) prospective clients or customers; (4) listings; (5) leads; (6) property information and/or records; or (7) business; (8) employees; and all other property, regardless of in what form it exists, belonging to Company. Employee shall have no right to copy or otherwise reproduce such lists, books or accounts, drawings, records or other property of Company.
7. Non-Disparagement. From and after the date hereof, Employee shall not take any action or make any statements to past, present or potential Investors or clients of Company, professionals, regulatory agencies or others that might be injurious to the reputation or goodwill of Company or which in any manner may interfere with the business affairs or business relations of Company.
8. Work Product. Employee's employment duties may include inventing or creating work product in areas directly or indirectly related to the Line of Business of the Company or to a line of business that the Company may reasonably be interested in pursuing. All Work Product created by Employee shall constitute work made for hire. If (i) any of the Work Product may not be considered work made for hire, or (ii) ownership of all right, title, and interest in and to the Work Product will not vest exclusively in the Company, then, without further consideration, Employee hereby assigns all presently existing Work Product to the Company, and agrees to assign, and automatically assign, without additional consideration, all future Work Product to the Company. At the Company's request, Employee agrees to perform, during or after Employee's employment with the Company, any acts needed or requested to transfer, perfect and defend the Company's ownership of the Work Product, including, but not limited to: (i) making, executing, and delivering any and all documents (including a formal assignment to the Company) for filing an application or registration for protection of the Work Product (an "Application"), (ii) explaining the nature of the Work Product to persons designated by the Company, (iii) reviewing Applications and other related papers, (iv) testifying in all legal proceedings involving the Work Product, and (v) providing any other assistance reasonably required for the orderly prosecution of Applications. Employee agrees to provide the Company with a written description of any Work Product in which Employee is involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product. As used herein, "Work Product" means:
(i) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, processes, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of Employee, and artistic works, or
(ii) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by Employee while employed by the Company and that either (a) is created within the scope of Employee's employment, (b) is based on, results from, or is suggested by any work performed within the scope of Employee's employment and is directly or indirectly related to the Line of Business of the Company or a line of business that the Company may reasonably be interested in pursuing, (c) has been or will be paid for by the Company, or (d) was created or improved in whole or in part by using the Company's time, resources, data, facilities, or equipment.
9. License. During Employee's employment and thereafter, Employee grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) make, use, sell, copy, perform, display, distribute, and otherwise utilize copies of the Licensed Materials, (ii) prepare, use and distribute derivative works based upon the Licensed Materials, and (iii) authorize others to do the same. Employee shall notify the Company in writing of any Licensed Materials Employee delivers to the Company. As used herein, "Licensed Materials" means any materials that Employee utilizes for the benefit of the Company, or delivers to the Company or the Company's customers, which (i) do not constitute Work Product, (ii) are created by Employee or of which Employee is otherwise in lawful possession, and (iii) Employee may lawfully utilize for the benefit of, or distribute to, the Company or the Company's customers.
10. Release. During Employee's employment and thereafter, Employee consents to the Company's use of Employee's image, name, likeness, voice, or other characteristics in the Company's products, services and promotional materials. Employee releases the Company from any claim or cause of action which Employee has or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics. Employee represents that Employee has obtained and will obtain in the future, for the benefit of the Company, the same release in writing from all third parties whose characteristics are included in the services, materials, computer programs and other deliverables that Employee provides to the Company.
11. Covenants Independent. The covenants of Employee contained in this Agreement shall be construed as agreements independent of any other provision of Employee's employment with the Company, and the existence of any claim or cause of action by Employee against Company, whether predicated on Employee's employment by Company or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.
12. Enforcement of Covenants. Employee agrees that a violation on his/her part of any covenant in this Agreement will cause such damage to Company as will be irreparable, and for that reason Employee further agrees that Company shall be entitled, as a matter of right, to an injunction from any court of competent jurisdiction restraining any further violation of said covenants by Employee, or his/her employer, employees, partners or agents. Such right to injunctive remedies shall be in addition to and cumulative with any other rights and relief Company may have pursuant to this Agreement including, specifically, the recovery of lost profits and other monetary damages, whether compensatory or punitive, and its attorneys' fees and costs.
13. Construction of Restrictive Covenants. Because the parties desire that the provisions of this Agreement be enforced to the fullest extent possible under the laws and public policies applied in each jurisdiction in which enforcement is sought, should any particular provision of this Agreement be deemed invalid or unenforceable, the same shall be deemed reformed and amended to delete here from that portion thus adjudicated invalid, and the deletion shall apply only with respect to the operation of said provision. The parties agree that Company may, in its discretion at any time (whether before or during any formal proceeding to enforce this Agreement), unilaterally reduce any restriction hereunder to make this Agreement enforceable to the maximum extent permissible under law. To the extent a provision of this Agreement would be deemed unenforceable by virtue of its scope, but may be made enforceable by limiting the scope, each party agrees this Agreement shall be reformed and amended to make it enforceable to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. For example, if a court would deem the Time Limit unenforceable, the Time Limit shall be reduced in one-day increments to the minimum extent necessary to make such restrictions enforceable.
14. Severability. Each and every provision, obligation and covenant of this Agreement is declared to be, and shall be, fully severable and independent of one another and, except as provided in Section 13 above with respect to restrictive covenants, the invalidation of one or more of the covenants and agreements of either Company or Employee hereunder shall not be deemed to affect the remaining validity of the other covenants and agreements of Employee and/or Company hereunder, all of which remaining covenants and/or agreements shall be enforced to the fullest extent permitted by law.
15. Benefits of Agreement. Each and every obligation, covenant and agreement of Employee shall be for the benefit of Company and each Affiliate and Company and each Affiliate shall have the right to enforce the obligations of Employee hereunder, each Affiliate of Company being expressly named as a third party beneficiary of this Agreement, whether such Affiliates have existed in the past, exist now or may exist in the future. Furthermore, by signing below, Employee hereby authorizes Company and each Affiliate to present a copy of this Agreement to each of Employee's subsequent employers.
16. Governing Law. The parties agree that the laws of the State of Arizona will govern the interpretation and enforcement of this agreement. If Arizona's conflict of law rules would apply another state's laws, the parties agree that Arizona law shall still govern.
17. At-Will Employment. This Agreement does not create a contract of employment or a contract for benefits. Employee's employment relationship with the Company is at-will. This means that at either Employee's option or the Company's option, Employee's employment may be terminated at any time, with or without cause or notice.
18. Amendments. As a condition of employment and a material term under this Agreement, Employee agrees that, at any time during his/her employment, Employee shall sign an amendment to this Agreement which would modify the restrictive covenants contained herein (the "Amendment") based on changes to Employee's duties, changes in the Company's Line of Business, or changes in the law regarding restrictive covenants. Employee agrees the consideration set forth herein is adequate and sufficient to support the Amendment and Employee shall not be entitled to any additional consideration other than continuing at-will employment to execute the Amendment. Employee acknowledges and agrees that Employee's refusal to sign any such Amendment shall constitute a material breach of this Agreement This Agreement may not otherwise be amended or modified except in writing signed by both Parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above, effective as of such date.

"COMPANY"

American Realty Capital Properties, Inc. (the "Company")

By:    /s/ Jesse Charles Galloway
Name: Jesse Charles Galloway
Title: Executive Vice President and General Counsel

"EMPLOYEE"
/s/ Michael T. Ezzell